EXHIBIT 99.1

GLYCOMIMETICS REPORTS THIRD QUARTER 2019 FINANCIAL

RESULTS AND RECENT OPERATIONAL DEVELOPMENTS

•	Advanced its Phase 3 program for uproleselan in acute myeloid leukemia (AML) through both Company-sponsored and NCI-sponsored clinical trials
•

Announced abstracts accepted for presentation in December at the Annual Meeting of the American Society of Hematology (ASH) in Orlando, which continue to demonstrate key role of E-selectin ligand and potential value of uproleselan in AML

•	Announced that Pfizer’s Phase 3 clinical trial evaluating rivipansel in sickle cell disease (SCD) failed to meet the primary endpoint and key secondary endpoints
•	Eliminated certain non-core research and development spending commitments

ROCKVILLE, MD, November 7, 2019 — GlycoMimetics, Inc. (Nasdaq: GLYC) today reported its financial results for the quarter ended September 30, 2019 and highlighted recent business developments. Quarter-end cash and cash equivalents were $170.9 million.

“In the third quarter of 2019, we continued to progress the late-stage clinical development of our wholly-owned product candidate, uproleselan. Our Company-sponsored Phase 3 trial in relapsed or refractory AML patients and the NCI-sponsored Phase 3 trial for newly diagnosed patients with AML both advanced during the quarter. We are also working with the Duke Cancer Institute towards initiating a single center, proof-of-mechanism Phase 1b trial for GMI-1359, our dual antagonist of E-selectin and CXCR-4, in breast cancer patients with bone metastases,” said Rachel King, GlycoMimetics’ Chief Executive Officer.

Ms. King continued, “We are also very much looking forward to the ASH meeting in December, which has always been an important conference for us, and this year is no different. The key takeaway for us at this year’s ASH meeting is that data from multiple preclinical and clinical settings show that E-selectin ligand expression on leukemic cells is correlated with poor survival in AML. The data indicate that E-selectin ligand expression is a key driver of environmental-mediated chemoresistance in AML and suggest that uproleselan has the potential to break this chemoresistance, and thereby improve clinical outcomes.  Based on this expanding dataset, we are exploring how use of biomarkers may help us in advancing our clinical program.

“Finally, as previously announced, Pfizer reported that its Phase 3 clinical trial evaluating rivipansel in SCD failed to meet its primary endpoint and key secondary endpoints. Of course, this is disappointing, but for some time our operational focus has been on our uproleselan program in AML, and we continue to focus our efforts on diligently and efficiently progressing that exciting clinical program,” Ms. King added.

Key Third-Quarter 2019 and Recent Operational Developments:

•	GlycoMimetics’ pivotal Phase 3 trial of uproleselan in relapsed/refractory AML continued to initiate and activate clinical sites and to enroll patients in the U.S., Australia and now in Europe.
•	Investigators continued to enroll patients in the NCI-sponsored Phase 3 clinical trial designed to evaluate uproleselan in newly diagnosed older adults with AML who are fit for chemotherapy.
•	Pfizer announced that the Phase 3 clinical trial evaluating rivipansel in SCD failed to meet the primary endpoint and key secondary endpoints.
•

As part of a commitment to eliminate certain non-core research and development spending, GlycoMimetics discontinued plans to collaborate with the Haemato Oncology Foundation for Adults in the Netherlands on a Phase 2 trial of uproleselan in in newly-diagnosed patients unfit for chemotherapy.

The Company continued to work closely with the Duke Cancer Institute to initiate a Phase 1b proof-of-mechanism clinical trial of GMI-1359 in individuals with breast cancer whose tumors have spread to bone. The trial will evaluate safety and biomarkers of cancer cell mobilization in individuals with hormone receptor positive metastatic breast cancer. The trial will be conducted at Duke University and is expected to initiate during the fourth quarter.

Third Quarter 2019 Financial Results:

•	Cash position: As of September 30, 2019, GlycoMimetics had cash and cash equivalents of $170.9 million as compared to $209.9 million as of December 31, 2018.
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R&D Expenses: The Company’s research and development expenses increased to $10.7 million for the quarter ended September 30, 2019 as compared to $9.7 million for the third quarter of 2018. This increase was primarily the result of expenses relating to the Company’s Phase 3 clinical trial of uproleselan in relapsed or refractory AML patients and supporting the clinical trials of uproleselan conducted by or in collaboration with third parties.

•

G&A Expenses: The Company’s general and administrative expenses increased to $3.4 million for the quarter ended September 30, 2019 as compared to $2.8 million for the third quarter of 2018. The increase was due to higher patent, legal and non-cash stock-based compensation expenses.

•	Shares Outstanding: Shares outstanding as of September 30, 2019 were 43,359,949.

The Company will host a conference call and webcast today at 8:30 a.m. ET. The dial-in number for the conference call is (844) 413-7154 (U.S. and Canada) or (216) 562-0466 (international) with passcode 9845948. To access the live audio webcast, or the subsequent archived recording, visit the “Investors - Events & Presentations” section of the GlycoMimetics website at www.glycomimetics.com. The webcast will be recorded and available for replay on the GlycoMimetics website for 30 days following the call.

About Uproleselan (GMI-1271)

Uproleselan (yoo’ pro le’ sel an), currently in a comprehensive Phase 3 development program in AML, has received Breakthrough Therapy Designation from the U.S. Food and Drug Administration (FDA) for the treatment of adult AML patients with relapsed or refractory disease. Uproleselan is designed to block E-selectin (an adhesion molecule on cells in the bone marrow) from binding with blood cancer cells as a targeted approach to disrupting well-established mechanisms of leukemic cell resistance within the bone marrow microenvironment. In a Phase 1/2 clinical trial, uproleselan was evaluated in both newly diagnosed elderly and relapsed or refractory patients with AML. In both populations, patients treated with uproleselan together with standard chemotherapy achieved better-than-expected remission rates and overall survival compared to historical controls, which have been derived from results from third-party clinical trials evaluating standard chemotherapy, as well as lower-than-expected induction-related mortality rates. Treatment in these patient populations was generally well tolerated, with fewer than expected adverse effects.

About GMI-1359

GMI-1359 is designed to simultaneously inhibit both E-selectin and CXCR4. E-selectin and CXCR4 are both adhesion molecules involved in tumor trafficking and metastatic spread. Preclinical studies indicate that targeting both E-selectin and CXCR4 with a single compound could improve efficacy in the treatment of cancers that involve the bone marrow such as AML and multiple myeloma or in solid tumors that metastasize to the bone, such as prostate cancer and breast cancer. GMI-1359 has completed a Phase 1 clinical trial in healthy volunteers. In the fourth quarter of 2019, the Company plans to initiate an exploratory clinical trial in individuals with breast cancer whose tumors have spread to bone.

About GlycoMimetics, Inc.

GlycoMimetics is a clinical-stage biotechnology company focused on the discovery and development of novel glycomimetic drugs to address unmet medical needs resulting from diseases in which carbohydrate biology plays a key role.  GlycoMimetics’ wholly-owned drug candidate, uproleselan, an E-selectin antagonist, was evaluated in a Phase 1/2 clinical trial as a potential treatment for AML and is being evaluated across a range of patient populations including a Company-sponsored Phase 3 trial in relapsed/refractory AML. GlycoMimetics has also completed a Phase 1 clinical trial with another wholly-owned drug candidate, GMI-1359, a combined CXCR4 and E-selectin antagonist. GlycoMimetics is located in Rockville, MD in the BioHealth Capital Region. Learn more at www.glycomimetics.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the clinical development and potential benefits and impact of the Company’s drug candidates. These forward-looking statements include those relating to the planned clinical development of the Company’s wholly-owned product candidates and the expected timing for receiving additional data from Pfizer’s Phase 3 clinical trial of rivipansel. Actual results may differ materially from those in these forward-looking statements. For a further description of the risks associated with these statements, as well as other risks facing GlycoMimetics, please see the risk factors described in the Company’s annual report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) on March 6, 2019, and other filings GlycoMimetics makes with the SEC from time to time. Forward-looking statements speak only as of the date of this release, and GlycoMimetics undertakes no obligation to update or revise these statements, except as may be required by law.

Source: GlycoMimetics, Inc.

Investor Contact:
Shari Annes
Phone: 650-888-0902
Email: sannes@annesassociates.com

Media Contact:
Jamie Lacey-Moreira
Phone: 410-299-3310
Email: jamielacey@presscommpr.com

GlycoMimetics, Inc.

Condensed Statements of Operations

(In thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)

Revenue	$—	$—	$—	$—

Costs and expenses:
Research and development expense	10,724	9,729	35,562	28,053
General and administrative expense	3,381	2,790	10,492	8,492
Total costs and expenses	14,105	12,519	46,054	36,545

Loss from operations	(14,105)	(12,519)	(46,054)	(36,545)

Other income	853	944	2,888	2,178

Net loss and comprehensive loss	$(13,252)	$(11,575)	$(43,166)	$(34,367)

Net loss per common share – basic and diluted	$(0.31)	$(0.27)	$(1.00)	$(0.85)
Weighted-average common shares – basic and diluted	43,295,397	43,069,282	43,215,125	40,345,071

GlycoMimetics, Inc.

Balance Sheet Data

(In thousands)

	September 30,	December 31,
	2019	2018
	(unaudited)

Cash and cash equivalents	$170,887	$209,918

Working capital	164,360	203,506

Total assets	180,455	214,839

Total liabilities	13,374	9,375

Total stockholders' equity	167,081	205,464